FOR IMMEDIATE RELEASE		November 7, 2019
Media Contact:	Alan Bunnell, (602) 250-3376
Analyst Contacts:	Stefanie Layton (602) 250-4541
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2019 THIRD-QUARTER EARNINGS

•	Weather variations compared to a year ago contribute to lower quarterly results

•	Operating performance and financial management discipline remain strong

•	Company expands effort to identify and ensure long-term, sustainable cost savings that benefit customers

PHOENIX - Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders for the 2019 third quarter of $312.3 million, or $2.77 per diluted share. This result compares with net income of $315.0 million, or $2.80 per share, for the same period a year ago.

“The Company’s operating performance in the third quarter remained strong,” said Chairman, President and Chief Executive Officer Don Brandt. “We serve one of the fastest growing markets in the country and have demonstrated operational excellence in all aspects of our core business, including safely and efficiently running the nation’s largest producer of clean energy and ranking in the top quartile nationally for reliable service.

“And, while this past quarter’s earnings were down slightly from the same period a year ago, our financial management discipline remains a core strength.” However, Brandt added that because of milder than normal weather year-to-date, the Company does not anticipate meeting its previously disclosed earnings guidance range.

Compared to a year ago, 2019’s third-quarter results were primarily impacted by the effects of weather variations, lower transmission revenues, and lower market returns for pension and other post-retirement non-service benefits. Decreased operations and maintenance expenses partially offset these negative factors.

Through the first nine months of this year, the company’s consolidated net income attributable to common shareholders was $474.3 million, or $4.21 per diluted share of common stock. The result compares with $485.0 million, or $4.31 per share, in earnings for the first three quarters of 2018.

Going forward, the company stands to benefit from organic growth in its service territory. Arizona’s population growth ranks among the fastest in the U.S., and Maricopa County - home to metropolitan Phoenix - is the fastest-growing county, according to the U.S Census Bureau. In addition, Phoenix has become an ideal market for companies looking to grow their technology base and operations, with Arizona’s tech sector growing at a rate 40 percent faster than the U.S. overall.

Customer Affordability Initiative
In July of this year, the Company expanded its ongoing cost-management efforts by implementing an enterprise-wide effort to thoughtfully and deliberately assess its business processes and organizational approaches. This effort is referred to internally as the Customer Affordability Initiative.

“Our responsibility and obligation to our customers is to make sure we are doing what we can to deliver our services in the most cost-effective way possible,” said APS President Jeff Guldner. “By simplifying the way our employees perform their work, streamlining processes, deploying new technologies and building new capabilities, we can help keep customer rates affordable, while also improving safety and reliability.”

The initiative’s goal is to increase efficiency and decrease costs by $20 million in 2020, according to testimony submitted as part of APS’s rate case, which was filed with the Arizona Corporation Commission (ACC) last week.

Rate Case Filing
APS’s rate application requests a return on equity of 10.15 percent and a total revenue increase of $184 million to become effective Dec. 1, 2020. This amount includes cost recovery of the Four Corners Power Plant selective catalytic reduction (SCR) project that is the subject of a separate ACC proceeding.

The proposed average bill impact for APS residential customers is slated to be an increase of 5.4 percent, including an already pending adjustment for the SCR installations, which for this case totals 2.2 percent.

As part of the filing, APS is proposing additional rate options to help residential customers more easily manage their bills. For example, a pilot program would offer customers a flat-bill rate option. Similar to how wireless phone companies charge the same amount monthly regardless of the number of calls or texts, the pilot program would offer APS customers a two-year fixed-subscription rate no matter how much energy they consume in their homes. In addition, APS is proposing increased funding for limited-income crisis bill assistance.

The full rate application can be viewed by clicking here.

Financial Outlook
Given the impacts from significantly below-normal-weather year to date, the company anticipates its 2019 consolidated earnings will not reach the lower end of its previously disclosed guidance range of $4.75 to $4.95 per diluted share.

For 2020, the Company estimates its consolidated earnings will be within a range of $4.75 to $4.95 per diluted share, and expects to achieve a weather-normalized, consolidated earned return on average common equity of more than 9.5 percent.

Key factors and assumptions underlying the 2019 and 2020 outlook can be found in the third-quarter 2019 earnings presentation slides on the Company’s website at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s 2019 third-quarter results, as well as recent developments, at 11 a.m. ET (9 a.m. Arizona time) today, November 7. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. ET, Thursday,

Nov. 14, 2019, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering passcode 53733.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of about $18 billion, about 6,000 megawatts of generating capacity and 6,300 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to nearly 1.2 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our earnings guidance and financial outlook and goals. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume,” “project” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•	our ability to manage capital expenditures and operations and maintenance costs while maintaining high reliability and customer service levels;

•
variations in demand for electricity, including those due to weather, seasonality, the general economy, customer and sales growth (or decline), the effects of energy conservation measures and distributed generation, and technological advancements;

•	power plant and transmission system performance and outages;

•	competition in retail and wholesale power markets;

•	regulatory and judicial decisions, developments and proceedings;

•
new legislation, ballot initiatives and regulation, including those relating to environmental requirements, regulatory policy, nuclear plant operations and potential deregulation of retail electric markets;

•	fuel and water supply availability;

•	our ability to achieve timely and adequate rate recovery of our costs, including returns on and of debt and equity capital investment;

•	our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•	risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•	current and future economic conditions in Arizona, including in real estate markets;

•
the direct or indirect effect on our facilities or business from cybersecurity threats or intrusions, data security breaches, terrorist attack, physical attack, severe storms, droughts, or other catastrophic events, such as fires, explosions, pandemic health events or similar occurrences;

•	the development of new technologies which may affect electric sales or delivery;

•	the cost of debt and equity capital and the ability to access capital markets when required;

•	environmental, economic and other concerns surrounding coal-fired generation, including regulation of greenhouse gas emissions;

•	volatile fuel and purchased power costs;

•	the investment performance of the assets of our nuclear decommissioning trust, pension, and other post-retirement benefit plans and the resulting impact on future funding requirements;

•	the liquidity of wholesale power markets and the use of derivative contracts in our business;

•	potential shortfalls in insurance coverage;

•	new accounting requirements or new interpretations of existing requirements;

•	generation, transmission and distribution facility and system conditions and operating costs;

•	the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;

•
the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations; and

•	restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2019	2018	2019	2018

Operating Revenues	$ 1,190,787	$ 1,268,034	$ 2,800,818	$ 2,934,871

Operating Expenses
Fuel and purchased power	344,862	389,936	817,672	844,133
Operations and maintenance	238,582	246,545	711,759	780,624
Depreciation and amortization	149,450	145,971	445,531	436,232
Taxes other than income taxes	53,809	51,375	163,989	158,582
Other expenses	794	900	1,904	8,497
Total	787,497	834,727	2,140,855	2,228,068

Operating Income	403,290	433,307	659,963	706,803

Other Income (Deductions)
Allowance for equity funds used during construction	5,917	12,259	24,677	39,411
Pension and other postretirement non-service credits - net	5,752	12,449	17,240	37,314
Other income	15,191	6,958	35,245	17,541
Other expense	(5,740)	(5,063)	(14,448)	(12,063)
Total	21,120	26,603	62,714	82,203

Interest Expense
Interest charges	57,481	61,605	175,599	181,267
Allowance for borrowed funds used during construction	(3,486)	(5,913)	(14,645)	(18,959)
Total	53,995	55,692	160,954	162,308

Income Before Income Taxes	370,415	404,218	561,723	626,698

Income Taxes	53,266	84,333	72,764	127,107

Net Income	317,149	319,885	488,959	499,591

Less: Net income attributable to noncontrolling interests	4,873	4,873	14,620	14,620

Net Income Attributable To Common Shareholders	$ 312,276	$ 315,012	$ 474,339	$ 484,971

Weighted-Average Common Shares Outstanding - Basic	112,463	112,148	112,408	112,094

Weighted-Average Common Shares Outstanding - Diluted	112,746	112,533	112,739	112,499

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$ 2.78	$ 2.81	$ 4.22	$ 4.33
Net income attributable to common shareholders - diluted	$ 2.77	$ 2.80	$ 4.21	$ 4.31